Exhibit 8(a)

ADMINISTRATION AGREEMENT

AGREEMENT, dated January 1, 2015, between BlackRock FundsSM and BlackRock Funds II, both Massachusetts business trusts (collectively, the “Trust”), and BlackRock Advisors, LLC (the “Administrator”), a Delaware limited liability company.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), with distinct series of shares each having its own investment objectives, policies and restrictions; and

WHEREAS, the Trust desires to retain the Administrator to provide certain administration services as set forth herein with respect to the Trust and each series of the Trust set forth on Schedule B attached hereto, as such Schedule may be amended from time to time (each, a “Fund” and collectively, the “Funds”), and the Administrator is willing to furnish such administration services for the compensation herein provided; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Administrator is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General.

(a) The Administrator agrees, all as more fully set forth herein, to act as administrator to the Trust and each Fund listed on Schedule B attached hereto and to supervise and arrange for the day-to-day operations of the Trust and the Funds.

(b) In the event that the Trust establishes one or more additional series other than the Funds named on Schedule B with respect to which it desires to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator. If the Administrator is willing to render such services under this Agreement, it shall accept such appointment pursuant to an addendum to this Agreement, whereupon Schedule B shall be supplemented (or amended) and, subject to such approval as may be required pursuant to Section 13 hereof, such series shall become a “Fund” hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds (except to the extent that said provisions may be modified in writing by the Trust and the Administrator at the time).

2. General Duties and Obligations of Administrator with Respect to the Administration of the Trust. The Administrator agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by a Fund’s custodian, transfer agent and dividend disbursing agent, other administrator and other service providers (collectively, “Other Service Providers”)) for the Trust and each Fund. To the extent requested by the Trust, on its own behalf or on behalf of the Funds, the

Administrator agrees to provide the following administrative services which are intended to benefit all the classes of shares of a Fund (the “General Administration Services”):

(a) Oversee the determination and publication of each Fund’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board of Trustees;

(b) Oversee the maintenance by each Fund’s Other Service Providers of certain books and records of the Trust and/or the Funds, as applicable, as required under Rule 31a-1(b)(4) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board of Trustees) such other books and records required by law or for the proper operation of the Trust and/or the Funds, as applicable;

(c) Oversee the preparation and filing of each Fund’s federal, state and local income tax returns and any other required tax returns;

(d) Review the appropriateness of and arrange for payment of the Trust’s and Funds’ expenses;

(e) Prepare for review and approval by officers of the Trust financial information for each Fund’s semiannual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

(f) Oversee the preparation of and file the Trust’s periodic financial reports, with respect to each Fund, required to be filed with the SEC on Form NSAR, Form NCSR, Form NPX, Form NQ, Form 24F-2 and such other reports, forms and filings, as may be mutually agreed upon, and prepare certain financial information for review in connection therewith;

(g) Prepare such reports relating to the business and affairs of the Trust and the Funds as may be mutually agreed upon and not otherwise appropriately prepared by the Trust and each Fund’s Other Service Providers;

(h) Make such reports and recommendations to the Board of Trustees concerning the performance of the independent accountants as the Board of Trustees may reasonably request or deems appropriate, and which are not otherwise provided by each Fund’s Other Service Providers;

(i) Make such reports and recommendations to the Board of Trustees concerning the performance and fees of each Fund’s custodian and transfer and dividend disbursing agent as the Board of Trustees may reasonably request or deems appropriate, and which are not otherwise provided by each Fund’s Other Service Providers;

(j) Oversee and review calculations of fees paid to the Trust’s and Funds’ Other Service Providers;

(k) Oversee each Fund’s portfolio and perform necessary calculations as required under Section 18 of the 1940 Act;

(l) Establish the accounting policies for the Funds, communicate such policies to each Fund’s Other Service Providers and monitor financial and shareholder accounting services;

(m) Determine the amounts available for distribution as dividends and distributions to be paid by each Fund to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide each Fund’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement each Fund’s dividend reinvestment plan;

(n) Prepare such information and reports as may be required by any banks from which any Fund borrows funds;

(o) Provide such assistance as generally may be required to properly carry on the business and operations of the Trust and each Fund to, and oversee, each Fund’s custodian and each Other Service Provider to the Trust and the Funds, including without limitation, their investment advisers, sub-advisers, other administrators and sub-administrators (if any), transfer agents, distributors, shareholder servicing agents, legal counsel and independent accountants;

(p) Respond to or refer to the Trust’s officers or the Funds’ transfer agent, shareholder (including any potential shareholder) inquiries relating to the Funds;

(q) Negotiate service contracts and arrangements between the Trust and each of its Other Service Providers;

(r) Act as liaison, including by attending board meetings and providing information to the Trust’s Board of Trustees on behalf of the Trust’s and each Fund’s Other Service Providers, between the Trust’s Board of Trustees and such Other Service Providers;

(s) Prepare materials for meetings of the Trust’s Board of Trustees and shareholders and oversee and coordinate with Other Service Providers in their preparation of meeting materials;

(t) Provide general ongoing business management and support services in connection with the Trust’s and each Fund’s operations;

(u) After consultation with the distributor and counsel for the Trust, determine the jurisdictions in which the Funds’ shares shall be registered or qualified for sale;

(v) Monitor regulatory and legislative developments which may affect the Trust or the Funds; assist in counseling the Trust and the Funds with respect to regulatory examinations or investigations; and work with the Trust’s counsel in connection with regulatory matters or litigation;

(w) Manage the process of, and participate to the extent reasonably requested by the Trust and its counsel in, the periodic updating of the Trust’s registration statement, including by coordinating with Other Service Providers in connection therewith;

(x) Monitor, and assist in developing, compliance procedures for each of the Funds, which will include without limitation, procedures to monitor compliance with each Fund’s investment objective, policies and limitations, tax matters, and applicable laws and regulations;

(y) Provide periodic reports to the specified adviser regarding a Fund’s unrealized and realized capital gains, containing such standard information and employing such form of report as the Administrator may from time to time determine;

(z) Provide information and documentation relating to the Trust or other assistance relating to such information and documentation as the Trust may reasonably request to help the Trust respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if responding to such a request would cause an undue burden on the Administrator or would cause the Administrator to bear undue expense, the Administrator at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Trust and the Administrator;

(aa) Provide such information relating to the Trust as the Trust may reasonably request in connection with the services provided by the Administrator to the Trust pursuant to this Agreement, provided, however, that if responding to such a request would cause an undue burden on the Administrator or would cause the Administrator to bear undue expense, the Administrator at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Trust and the Administrator;

(bb) With the assistance of Trust officers and counsel, take all reasonable action, as the Trust may from time to time request, to obtain from year to year favorable opinions from the Trust’s independent accountants with respect to its activities hereunder;

(cc) With respect only to the services designated to it hereunder, (i) in the event of equipment failures affecting the services designated to the Administrator hereunder, at no additional expense to the Trust, take reasonably steps to minimize service interruptions, but shall have no liability with respect thereto and (ii) enter into and maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available; and

(dd) Supervise any other aspects of the Trust’s and Funds’ administration as may be agreed to by the Trust, on its own behalf and on behalf of the Funds, and the Administrator.

All services are to be furnished through the medium of any directors, officers or employees of the Administrator or its affiliates as the Administrator deems appropriate in order to fulfill its obligations hereunder.

3. Class-Specific Duties and Obligations of Administrator with Respect to the Administration of the Trust. The Administrator agrees to provide the following services with respect to each individual class of shares of the Funds and the shareholders thereof as indicated below (the “Class-Specific Administration Services”):

(a) With respect to all share classes of each Fund, provide for personnel and the supervision of a facility to receive purchase and redemption orders via the Trust’s toll free in-WATS telephone lines;

(b) With respect to all share classes of each Fund, supervise the services of individuals (“shareholder representatives”) whose principal responsibility and function shall be to preserve and strengthen the Trust’s relationships with the shareholders of such class;

(c) With respect to all share classes of each Fund, monitor the Trust’s arrangements with respect to services provided by certain institutional shareholders (“Service Organizations”) under the Trust’s distribution and service plan relating to the respective classes of shares of the Trust’s investment portfolios and any amended or successor plan (the “Plan”), including monitoring and reviewing the services rendered by Service Organizations to their customers who beneficially own shares of such class, pursuant to agreements between the Trust and such Service Organizations (“Servicing Agreements”); review the qualifications of Service Organizations wishing to enter into Servicing Agreements with the Trust; assist in the execution and delivery of Servicing Agreements; monitor the operations of the Plan; monitor the activities of the Trust’s transfer agent relating to the calculation of front-end sales charges and contingent deferred sales charges payable in connection with the purchase and redemption of shares, and the payment of all such sales charges to the Trust’s distributor or others (subject to the applicable limitations of the Financial Industry Regulatory Authority, Inc. on asset-based sales charges); calculate the amount of fees payable with respect to the Plan with respect to such class of shares on a daily basis and upon instruction from the Trust remitting such fees pursuant to the Plan; report to the Trust’s Board of Trustees with respect to the amounts paid or payable by the Trust from time to time under the Plan and the nature of the services provided by Service Organizations; and maintain appropriate records in connection with such duties;

(d) With respect to the Institutional share class of each Fund, monitor the Trust’s arrangements with respect to institutional investors and financial intermediaries (“Participating Institutions”) purchasing shares on behalf of their customers and program participants, including monitoring and reviewing services rendered by Participating Institutions to their customers; provide and support customized purchase and redemption procedures; provide specialized performance reporting as required by Participating Institutions; and monitor the percentage investment by Participating Institutions which are investment companies for purposes of compliance with 1940 Act limitations;

(e) With respect to all share classes of each Fund, maintain the Trust’s relationships with third-party industry data services, such as NASDAQ and Lipper Analytical Services, and report to such services with respect to ticker symbols, performance information and other information regarding the Funds, as appropriate;

(f) With respect to all share classes of each Fund, monitor the investor programs that are offered from time to time in connection with such class of shares;

(g) With respect to all share classes of each Fund, provide oversight and related support services that are intended to ensure the delivery of quality service to the shareholders of such class; and

(h) With respect to all share classes of each Fund, provide such other similar services as the Trust may reasonably request.

4. Covenants.

(a) In the performance of its duties under this Agreement, the Administrator shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable rules and regulations of the SEC; (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of each Fund as set forth in its Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Trust.

(b) In addition, the Administrator will treat confidentially and as proprietary information of the Trust and the Funds all records and other information relative to the Trust and the Funds, and each Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder. Information subject to such confidentiality obligations shall include: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust and/or each Fund; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust and/or each Fund a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to the foregoing obligations set forth in this Section 4(b) if: (a) it is or becomes publicly known or available through no wrongful act of the receiving party; (b) it was rightfully received from a third party who, to the best of the receiving party’s knowledge, was not under a duty of confidentiality; (c) it is released by the protected party to a third party without restriction; (d) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the protected party written notice of such requirement, to the extent such notice is permitted); (e) release of such information by the Administrator is necessary in connection with the provisions of the Administrator’s services under this Agreement; (f) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) it has been or is independently developed or obtained by the receiving party.

(c) The provisions of this Section 4 shall survive termination of this Agreement.

5. Services Not Exclusive. Nothing in this Agreement shall prevent the Administrator or any officer, employee or other affiliate thereof from acting as administrator for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Administrator or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Administrator will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

7. Expenses. During the term of this Agreement, the Administrator will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries of any officers or trustees’ fees of any Trustees of the Trust who in each case are affiliated persons (as defined in the 1940 Act) of the Administrator. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of the Administrator, or the Trust’s investment adviser or the distributor for the Funds, commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, outside auditing and legal expenses, costs of outside pricing services, costs of maintaining corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders’ reports and corporate meetings and any extraordinary expenses, will be borne by the Trust on behalf of the applicable Fund, provided, however, that the Trust and such Fund will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the sale of shares of the Fund otherwise than pursuant to the Plan.

8. Compensation of the Administrator.

(a) Each Fund agrees to pay to the Administrator and the Administrator agrees to accept as compensation for all General Administration Services rendered by the Administrator as such, a monthly fee (the “Fund-Based Administration Fee”) in arrears at an annual rate equal to the amount set forth in Schedule A hereto of the average daily value of each such Fund’s Net Assets. The Fund-Based Administration Fee attributable to each Fund shall be borne solely by the shares of that Fund.

(b) Each Fund agrees to pay to the Administrator and the Administrator agrees to accept as compensation for all Class-Specific Administration Services rendered by the Administrator as such, a monthly fee (the “Class-Based Administration Fee”) in arrears at an annual rate equal to the amount set forth in Schedule A hereto of the average daily value of each such Fund’s Net Assets allocated to the respective classes of shares of each Fund. The Class-Based Administration Fee attributable to each class of shares shall be borne solely by the shares of that class.

(c) “Net Assets” means the total assets of a Fund minus the sum of the accrued liabilities. For any period less than a month during which this Agreement is in effect, the fees shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. For purposes of this Agreement, the value of the Net Assets of the Funds shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of each Fund’s assets or delegating such calculations to third parties.

9. Indemnity.

(a) The Trust, on behalf of each Fund, agrees to indemnify, defend and hold harmless the Administrator and its affiliates (including their respective officers, directors and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under any securities laws or blue sky laws) arising directly or indirectly from any action or omission to act taken or omitted by or on behalf of the Administrator (i) in connection with the provision of services hereunder; or (ii) at the request or on the direction of or in reasonable reliance on the advice of the Trust on behalf of the applicable Fund; provided, that in each case in which indemnification is sought the Administrator has not acted contrary to the standard of care set forth in Section 10 of this Agreement and provided, further, that the Administrator or any of its affiliates shall not be indemnified against any liability (or any expenses incident to such liability) arising out of its (or its affiliates’) own willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement.

(b) The Administrator agrees to indemnify, defend and hold harmless the Trust, each Fund and their respective affiliates, including the Trust’s officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under any securities laws or blue sky laws) arising directly or indirectly out of the Administrator’s willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement.

(c) The provisions of this Section 9 shall survive termination of this Agreement.

10. Limitation on Liability.

(a) The Administrator shall exercise reasonable care and diligence in rendering its services listed in and performing its obligations under Sections 2, 3 and 4 above. The Administrator is not liable for any loss suffered by the Trust or any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement. Any person, even though also an officer, director, employee or agent of the Administrator, who may be or become an officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Administrator’s duties hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, director, employee or agent or one under the control or direction of the Administrator even though paid by it.

(b) Notwithstanding anything in this Agreement to the contrary, neither the Administrator nor its affiliates shall be liable for any consequential, special or indirect losses or damages, regardless of whether the likelihood of such losses or damages was known by the Administrator.

(c) Notwithstanding anything in this Agreement to the contrary: (i) the Administrator shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation: acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) the Administrator shall not be under any duty or obligation to inquire into nor shall it be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information reasonably believed by it to be genuine.

11. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above with respect to each Fund listed in Schedule B as of such date, and, with respect to any additional Fund, as of the date of any addendum executed by the Trust, on behalf of such Fund, and the Administrator, in accordance with Section 1(b) hereof, provided that this Agreement (as supplemented by the terms specified in any addendum pursuant to Section 1(b) hereof) shall have been approved in accordance with the requirements of the 1940 Act, and, unless sooner terminated as provided herein, shall thereafter continue in effect with respect to each such Fund for an initial two-year period from the applicable effective date. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the particular Fund for successive periods of one year, provided that such continuance is specifically approved at least annually (a) by vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or “interested persons” of any such party, and (b) by the Trust’s Board of Trustees or by vote of a “majority of the outstanding voting securities” of such Fund.

(b) Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, (i) by the Trust (by vote of a majority of the Trust’s Board of Trustees or by vote of a “majority of the outstanding voting securities” of such Fund) on 60 days’ written notice to the Administrator (which notice may be waived by the Administrator), or (ii) by the Administrator on 150 days’ written notice to the Trust, on behalf of the applicable Fund, (which notice may be waived by the Trust on its behalf or on behalf of a Fund). This Agreement will automatically and immediately terminate with respect to all Funds in the event of its “assignment.” (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as such terms have under the 1940 Act, including any interpretive guidance thereunder by the SEC or its staff.)

(c) In the event of termination of this Agreement by the Trust on behalf of itself or a Fund pursuant to Section 11(b)(i), or by the Administrator pursuant to Section 11(b)(ii) after a material breach of this Agreement by the Trust, all expenses (which shall not be deemed a penalty) associated with the movement (or duplication) of records and materials, deconversion or conversion to a successor administrator or other service provider incurred by the Administrator, will be borne by the Trust or the applicable Fund.

12. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

13. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party or Fund against which an enforcement of the change, waiver, discharge or termination is sought.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

15. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

16. Miscellaneous.

(a) This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) the economic equivalent of the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto, the Funds, and their respective successors.

(c) The names “BlackRock FundsSM”, “BlackRock Funds II” and “Trustees” of BlackRock FundsSM and “BlackRock Funds II” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, as amended from time to time, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the

principal office of the Trust. The obligations of “BlackRock FundsSM” and “BlackRock Funds II” entered into in the name or on behalf thereof by any of their respective Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust property (as defined in the Declaration of Trust), and all persons dealing with any Fund or class of shares of the Trust must look solely to the Trust Property belonging to such Fund or class for the enforcement of any claims against the Trust.

17. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

* * *

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

BLACKROCK FUNDSSM
on behalf of each BlackRock FundsSM Fund listed on Schedule B

By:
Name:	Scott Hilton
Title:	Assistant Treasurer

BLACKROCK FUNDS II
on behalf of each BlackRock Funds II Fund listed on Schedule B

By:
Name:	Scott Hilton
Title:	Assistant Treasurer

BLACKROCK ADVISORS, LLC

By:
Name:	Neal J. Andrews
Title:	Managing Director

Schedule A

Part A: Fund-Based Administration Fee

First $500 million	Next $500 million	Greater than $1 billion and less than $2 billion	Greater than $2 billion and less than $4 billion	Greater than $4 billion and less than $13 billion	In excess of $13 billion
0.0425%	0.040%	0.0375%	0.035%	0.0325%	0.030%

Part B: Class-Based Administration Fee

0.020% on all class-level net assets excluding BlackRock Global Long/Short Credit Fund

0.015% on all class-level net assets of BlackRock Global Long/Short Credit Fund

Schedule A, dated January 1, 2015

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Schedule B

BlackRock FundsSM

BlackRock All-Cap Energy & Resources Portfolio
BlackRock Commodity Strategies Fund
BlackRock Cayman Commodity Strategies Fund, Ltd.
BlackRock Disciplined Small Cap Core Fund
BlackRock Emerging Market Allocation Portfolio
BlackRock Cayman Emerging Market Allocation Fund, Ltd.
BlackRock Emerging Markets Dividend Fund
BlackRock Emerging Markets Long/Short Equity Fund
BlackRock Energy & Resources Portfolio
BlackRock Exchange Portfolio
BlackRock Flexible Equity Fund
BlackRock Flexible Equity Fund Subsidiary, Ltd.
BlackRock Global Long/Short Credit Fund
BlackRock Global Long/Short Equity Fund
BlackRock Global Opportunities Portfolio
BlackRock Health Sciences Opportunities Portfolio
BlackRock International Opportunities Portfolio
BlackRock Macro Themes Fund
BlackRock Cayman Macro Themes Fund, Ltd.
BlackRock Managed Volatility Portfolio
BlackRock Mid-Cap Growth Equity Portfolio
BlackRock Money Market Portfolio
BlackRock Municipal Money Market Portfolio
BlackRock Multi-Asset Real Return Fund
BlackRock Cayman Multi-Asset Real Return Fund, Ltd.
BlackRock New Jersey Municipal Money Market Portfolio
BlackRock North Carolina Municipal Money Market Portfolio
BlackRock Ohio Municipal Money Market Portfolio
BlackRock Pennsylvania Municipal Money Market Portfolio
BlackRock Real Estate Securities Fund
BlackRock Science & Technology Opportunities Portfolio
BlackRock Short Obligations Fund
BlackRock Short-Term Treasury Fund
BlackRock Small Cap Growth Equity Portfolio
BlackRock Strategic Risk Allocation Fund
BlackRock Cayman Strategic Risk Allocation Fund, Ltd.
BlackRock U.S. Opportunities Portfolio
BlackRock U.S. Treasury Money Market Portfolio
BlackRock Ultra-Short Obligations Fund
BlackRock Virginia Municipal Money Market Portfolio

BlackRock Funds II

BlackRock Aggressive Growth Prepared Portfolio
BlackRock Conservative Prepared Portfolio
BlackRock Core Bond Portfolio
BlackRock Dynamic High Income Portfolio
BlackRock Emerging Markets Flexible Dynamic Bond Portfolio

A-2

BlackRock Floating Rate Income Portfolio
BlackRock Global Dividend Portfolio
BlackRock GNMA Portfolio
BlackRock Growth Prepared Portfolio
BlackRock High Yield Bond Portfolio
BlackRock Inflation Protected Bond Portfolio
BlackRock Investment Grade Bond Portfolio
BlackRock Low Duration Bond Portfolio
BlackRock Moderate Prepared Portfolio
BlackRock Multi-Asset Income Portfolio
BlackRock Secured Credit Portfolio
BlackRock Strategic Income Opportunities Portfolio
BlackRock Cayman Strategic Income Opportunities Portfolio I, Ltd.
BlackRock U.S. Government Bond Portfolio
LifePath® Active 2015 Portfolio
LifePath® Active 2020 Portfolio
LifePath® Active 2025 Portfolio
LifePath® Active 2030 Portfolio
LifePath® Active 2035 Portfolio
LifePath® Active 2040 Portfolio
LifePath® Active 2045 Portfolio
LifePath® Active 2050 Portfolio
LifePath® Active 2055 Portfolio

Schedule B, dated January 1, 2015

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